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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(B) (C), AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)
                               (AMENDMENT NO. 7)*



                               Molex Incorporated
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                                (Name of Issuer)


                         COMMON STOCK AND CLASS A STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    608554200
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                                 (CUSIP Number)


                                December 31, 2005
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X] Rule 13d-1(b)
     [ ] Rule 13d-1(c)
     [ ] Rule 13d-1(d)

-------------
     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).
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
-------------------                                            -----------------
CUSIP NO. 608554200                     13G                    PAGE 2 OF 8 PAGES
-------------------                                            -----------------

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  1   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Trustees of General Electric Pension Trust
      I.R.S. # 14-6015763
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      State of New York
--------------------------------------------------------------------------------
                            5   SOLE VOTING POWER

                                None
       NUMBER OF          ----- ------------------------------------------------
         SHARES             6   SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                4,527,637
          EACH            ----- ------------------------------------------------
       REPORTING            7   SOLE DISPOSITIVE POWER
         PERSON
          WITH                  None
                          ----- ------------------------------------------------
                            8   SHARED DISPOSITIVE POWER

                                4,527,637
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      4,527,637
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      (SEE INSTRUCTIONS)                                                     [ ]

----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      4.54% (17.2% if aggregated with the shares beneficially owned by the other Reporting Persons (as defined in the Introductory Note))**
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*


      EP
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

** This percentage is based on 99,801,567 shares of Common Stock outstanding on January 27, 2006, as set forth in the Issuer's Form 10-Q for the quarterly period ended December 31, 2005. GEPT's 46,200 shares of Common Stock and 4,481,437 shares of non-voting convertible Class A Common Stock were aggregated for purposes of this calculation.


                                Page 2 of 8 pages

-------------------                                            -----------------
CUSIP NO. 608554200                     13G                    PAGE 3 OF 8 PAGES
-------------------                                            -----------------

--------------------------------------------------------------------------------
  1   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      GE Asset Management Incorporated, as Investment Manager of GEPT (as defined below) and as Investment Adviser to certain other entities and accounts I.R.S. #06-1238874
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION


      State of Delaware
--------------------------------------------------------------------------------
                            5   SOLE VOTING POWER

                                12,501,015
       NUMBER OF          ----- ------------------------------------------------
         SHARES             6   SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                4,704,437
          EACH            ----- ------------------------------------------------
       REPORTING            7   SOLE DISPOSITIVE POWER
         PERSON
          WITH                  12,501,015
                          ----- ------------------------------------------------
                            8   SHARED DISPOSITIVE POWER

                                4,704,437
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      17,205,452

----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      (SEE INSTRUCTIONS)                                                     [ ]

----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


      17.2%**
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*


      IA, CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

** This percentage is based on 99,801,567 shares of Common Stock outstanding on January 27, 2006, as set forth in the Issuer's Form 10-Q for the quarterly period ended December 31, 2005. GEAM's 54,000 shares of Common Stock and 17,151,452 shares of non-voting convertible Class A Common Stock were aggregated for purposes of this calculation.


                                Page 3 of 8 pages

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CUSIP NO. 608554200                     13G                    PAGE 4 OF 8 PAGES
-------------------                                            -----------------

--------------------------------------------------------------------------------
  1   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      General Electric Company
      I.R.S. #14-0689340
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      State of New York
--------------------------------------------------------------------------------
                            5   SOLE VOTING POWER

                                None
       NUMBER OF          ----- ------------------------------------------------
         SHARES             6   SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                Disclaimed (see 9 below)
          EACH            ----- ------------------------------------------------
       REPORTING            7   SOLE DISPOSITIVE POWER
         PERSON
          WITH                  None
                          ----- ------------------------------------------------
                            8   SHARED DISPOSITIVE POWER

                                Disclaimed (see 9 below)
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      Beneficial ownership of all shares disclaimed by General Electric Company

----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      (SEE INSTRUCTIONS)                            [X] Disclaimed (see 9 above)

----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


      Not Applicable (see 9 above)
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*


      CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 4 of 8 pages

-------------------                                            -----------------
CUSIP NO. 608554200                     13G                    PAGE 5 OF 8 PAGES
-------------------                                            -----------------

--------------------------------------------------------------------------------
  1   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      GE Frankona Ruckversicherungs AG
      I.R.S. #
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION


      Federal Republic of Germany
--------------------------------------------------------------------------------
                            5   SOLE VOTING POWER

                                None
       NUMBER OF          ----- ------------------------------------------------
         SHARES             6   SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                176,800
          EACH            ----- ------------------------------------------------
       REPORTING            7   SOLE DISPOSITIVE POWER
         PERSON
          WITH                  None
                          ----- ------------------------------------------------
                            8   SHARED DISPOSITIVE POWER

                                176,800
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      176,800

----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


      (SEE INSTRUCTIONS)                                                    [ ]
----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.18% (17.2% if aggregated with the shares beneficially owned by the other Reporting Persons (as defined in the Introductory Note))**
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*


      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

** This percentage is based on 99,801,567 shares of Common Stock outstanding on January 27, 2006, as set forth in the Issuer's Form 10-Q for the quarterly period ended December 31, 2005.


                                Page 5 of 8 pages

INTRODUCTORY NOTE: This Amendment No. 7 amends the Statement on Schedule 13G filed on behalf of General Electric Company, a New York corporation ("GE"), GE Asset Management Incorporated, a Delaware corporation and a wholly owned subsidiary of GE ("GEAM"), the Trustees of General Electric Pension Trust, a New York common law trust ("GEPT") and certain other entities on February 14, 2000, as amended on May 9, 2000, as amended on February 14, 2001, as amended on February 14, 2002, as amended on February 14, 2003, as amended on February 12, 2004, and as amended on February 14, 2005 (as amended, the "Schedule 13G"). This Amendment No. 7 is filed on behalf of GE, GEAM, GEPT and GE Frankona Ruckversicherungs AG, a company organized under the laws of the Federal Republic of Germany and an indirect wholly owned subsidiary of GE ("GEFR") (collectively, the "Reporting Persons"). GEAM is a registered investment adviser and acts as Investment Manager of GEPT and GEFR, and as an Investment Adviser to certain other entities and accounts. GEAM may be deemed to be the beneficial owner of 4,481,437 shares of Class A Stock and 46,200 shares of Common Stock of Molex Incorporated (the "Issuer") owned by GEPT, of 176,800 shares of Class A Stock of the Issuer owned by GEFR and of 12,493,215 shares of Class A Stock and 7,800 shares of Common Stock of the Issuer owned by such other entities and accounts. GEAM, GEPT and GEFR each expressly disclaim that they are members of a "group." GE disclaims beneficial ownership of all shares and expressly disclaims that it is a member of a "group."

The Items from the Schedule 13G are hereby amended to read as follows:

Item 4 Ownership

                                               GEPT         GEAM          GEFR          GE
(a)  Amount beneficially owned              4,527,637    17,205,452     176,800     Disclaimed

(b)  Percent of class                          4.54%       17.2%         0.18%      Disclaimed

(c)  No. of shares to which person has

     (i)    sole power to vote or
            direct the vote                    None      12,501,015       None         None

     (ii)   shared power to vote or
            direct the vote                 4,527,637     4,704,437     176,800     Disclaimed

     (iii)  sole power to dispose or
            to direct disposition              None      12,501,015       None         None

     (iv)   shared power to dispose
            or to direct disposition        4,527,637     4,704,437     176,800     Disclaimed


Item 10 Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                Page 6 of 8 pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2006

                                       GENERAL ELECTRIC PENSION TRUST

                                       By: GE Asset Management Incorporated,
                                           its Investment Manager

                                       By: /s/ Michael M. Pastore
                                           -------------------------------
                                           Name: Michael M. Pastore
                                           Title: Vice President


                                       GE ASSET MANAGEMENT INCORPORATED


                                       By: /s/ Michael M. Pastore
                                           -------------------------------
                                           Name: Michael M. Pastore
                                           Title: Vice President


                                       GENERAL ELECTRIC COMPANY


                                       By: /s/ John H. Myers
                                           -------------------------------
                                           Name: John H. Myers
                                           Title: Vice President


                                       GE FRANKONA RUCKVERSICHERUNGS AG
                                       By: GE Asset Management Incorporated,
                                           its Investment Manager

                                       By: /s/ John H. Myers
                                           -------------------------------
                                           Name: Michael M. Pastore
                                           Title:  Vice President


                                Page 7 of 8 pages

                                                                      SCHEDULE I


                             JOINT FILING AGREEMENT
                             ----------------------

     This will confirm the agreement by and between all the undersigned that the
Schedule 13G on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of shares of the Class A Stock and Common Stock of Molex Incorporated. is being filed on behalf of each of the undersigned.

Dated: February 14, 2006

                                       GENERAL ELECTRIC PENSION TRUST
                                       By: GE Asset Management Incorporated,
                                              its Investment Manager

                                       By: /s/ Michael M. Pastore
                                           -------------------------------
                                           Name: Michael M. Pastore
                                           Title: Vice President


                                       GE ASSET MANAGEMENT INCORPORATED

                                       By: /s/ Michael M. Pastore
                                           -------------------------------
                                           Name: Michael M. Pastore
                                           Title: Vice President


                                       GENERAL ELECTRIC COMPANY

                                       By: /s/ John H. Myers
                                           -------------------------------
                                           Name: John H. Myers
                                           Title: Vice President


                                       GE FRANKONA RUCKVERSICHERUNGS AG
                                       By: GE Asset Management Incorporated,
                                           its Investment Manager

                                       By: /s/ John H. Myers
                                           -------------------------------
                                           Name: Michael M. Pastore
                                           Title:  Vice President



                                Page 8 of 8 pages